                                               FILING PURSUANT TO RULE 424(B)(2)
                                            REGISTRATION STATEMENT NO. 333-47858

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED OCTOBER 12, 2000)

                                1,612,755 SHARES

                            USINTERNETWORKING, INC.

                                  COMMON STOCK

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK
                FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                              PLAN OF DISTRIBUTION

     We are offering an aggregate of 1,612,755 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to this prospectus supplement. We have entered into a common stock purchase agreement with Acqua Wellington pursuant to which we may, from time to time and at our sole discretion, beginning in November 2000 and ending in March 2003, present Acqua Wellington with draw down notices constituting an offer to purchase our common stock over an agreed to number of consecutive trading days. Acqua Wellington will be required to purchase a pro rata portion of shares on each day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us and set forth in the draw down notice. In addition, we may, at our sole discretion, grant Acqua Wellington an option to purchase additional shares during such trading period. The aggregate amount Acqua Wellington will be required to invest during any draw down period will depend on the threshold price established by us for the draw down period.

     The aggregate amount invested by Acqua Wellington pursuant to this common stock purchase agreement will not exceed $140 million. We will issue and sell the shares to Acqua Wellington at a per share price equal to the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount of between 4.00% and 6.00% determined based on the threshold price we set. We may present Acqua Wellington with up to twenty four (24) draw down notices during the term of the common stock purchase agreement, provided that there are at least five (5) trading days between each draw down period.

     In connection with Acqua Wellington's purchase and potential resale of the shares covered by this prospectus supplement, we have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

                                USE OF PROCEEDS

     We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 15.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 15, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed on page 27 of the prospectus.

                          MARKET FOR OUR COMMON STOCK

     On February 13, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $2.25 per share. Our common stock is listed on the Nasdaq National Market under the symbol "USIX." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of February 13, 2001, we had 141,748,971 shares of common stock outstanding.

                                    GENERAL

     You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
  Plan of Distribution......................................  S-1
  Use of Proceeds...........................................  S-1
  Where You Can Find More Information.......................  S-2
  Market For Our Common Stock...............................  S-2
  General...................................................  S-2
PROSPECTUS
  Summary...................................................    3
  Risk Factors..............................................    5
  Special Note Regarding Forward-Looking Statements
     Contained in this Prospectus...........................   14
  Use of Proceeds...........................................   15
  Business..................................................   16
  Plan of Distribution......................................   26
  Experts...................................................   27
  Legal Matters.............................................   27
  Incorporation By Reference................................   27
  Where You Can Find More Information.......................   27

                                   PROSPECTUS

                                   [USI LOGO]
                            USinternetworking, INC.
                     BY THIS PROSPECTUS WE MAY OFFER UP TO
                        $150,000,000 OF OUR COMMON STOCK

                         ------------------------------

     This prospectus will allow us to issue common stock over time. This means:

     - we will provide a prospectus supplement each time we issue common stock;

     - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document;

     - you should read this document and any prospectus supplement carefully before you invest; and

     - this prospectus may not be used to offer or sell the common stock unless accompanied by a prospectus supplement.

     Our common stock is quoted on The Nasdaq National Market under the symbol "USIX." On October 11, 2000, the last reported sale price of the common stock was $3.41 per share.

                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 12, 2000

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Summary..............................    3
Risk Factors.........................    5
Special Note Regarding
  Forward-Looking Statements
  Contained in this Prospectus.......   14
Use of Proceeds......................   15
Business.............................   16

                                       PAGE
                                       ----
Plan of Distribution.................   26
Experts..............................   27
Legal Matters........................   27
Incorporation of Documents by
  Reference..........................   27
Where You Can Find More
  Information........................   27

This prospectus references and depicts certain trademarks, service marks and trade names of other companies. "USinternetworking" and "USi" are our registered trademarks. We have applied for federal registration of the marks "Internet Managed Application Provider," "iMAP," "Making Software Simple," "PriorityPeering," "USiView," "AppHost," "Global Enterprise Management Center," "USiLink," "USiConnects," "USiMirror," "USiAccelerate," "USi Global Services Platform," "USiGSP" and "GEMC."

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF USINTERNETWORKING MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may from time to time sell any number of the shares of common stock in one or more offerings up to a total aggregate dollar value of $150,000,000.

     Each time we sell shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the common stock offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading "Where You Can Find More Information."

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete, and does not contain all the information you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including the "Risk Factors" section, the "Special Note Regarding Forward-Looking Statements Contained in this Prospectus" and the financial data and the documents that we incorporate by reference into this prospectus.

                               USINTERNETWORKING

     USi's service offerings combine leading packaged software applications with computing hardware, network connectivity, security, integration into other applications, and the ongoing operational support to meet the needs of Global 1000 and middle market companies for business functions such as e-commerce, human resource and financial management, customer relationship management, procurement, and messaging and collaboration. We deploy these applications in our data centers and enable our clients to access and utilize the applications over the Internet or a private network connection. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage the related computer systems, networks and software. In addition to the iMAP solution, we also provide applications management and technical support services in our data centers for those clients who have already developed a solution. Our clients benefit from an accelerated time to market for the use of these applications, predictable monthly costs, a scalable infrastructure and a lower total cost of ownership.

     We are able to deliver these benefits to our clients in part because we have designed and implemented Enterprise Data Centers located in Annapolis, and Silicon Valley, with redundant data center capabilities in Amsterdam and Tokyo. The data centers are linked by a dedicated network and by robust transit connections to twelve major Internet backbones -- eight in North America, two in Europe and two in Asia. Our data centers comprise standardized hardware environments to support our applications, embedded security, EMC disk arrays for storage and real-time back-up and significant levels of infrastructure redundancy. Our network is monitored and managed through USiView, which enables a client engineer to see all hardware, software

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

and network elements of a client application in a single view. Cisco assisted in the design of our network and has designated it as a Cisco Powered Network.

     We believe that controlling all elements of the network from the client's Internet backbone provider or LAN enables us to deliver superior response time, reliability and security for our clients. We can substantially reduce implementation time because we implement our applications in a consistent and pre-configured environment. Moreover, our clients do not need to mediate among disparate vendors, because we take total responsibility for application support and system performance and availability.

     We implement and manage applications that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

     - BroadVision and Microsoft in e-commerce;

     - Ariba in business-to-business e-commerce;

     - Siebel in customer relationship management;

     - Lawson and PeopleSoft in human resources and financial management;

     - Microsoft in enterprise messaging and collaboration;

     Our iMAP clients sign contracts that provide for fixed monthly service fees, typically for a three- to five-year term, in exchange for the service we provide. Once a client signs an iMAP contract, we invest in the additional hardware, software and implementation needed to deliver that client's service. This requires a substantial investment in the early years to build our client base. Since we own or provide most of the elements and operational support for a client's implementation, we anticipate that we will experience a high level of client retention, even at the end of the contract's term. We also benefit from our ability to cross-sell clients on additional applications and our clients' desire to add additional functionality and users to existing solutions we have implemented for them. We believe that our demonstrated ability to cross-sell and upsell our clients will generate substantial growth and future positive cash flow.

     We introduced our iMAP services in late 1998. For the year ended December 31, 1999, we generated $35.5 million in revenues, and for the six months ended June 30, 2000 we generated $44.0 million in revenues. As of June 30, 2000, we had 187 signed contracts with 146 clients for our iMAP services. The total expected revenue from these contracts, assuming payment over the full contract terms, exceeds $320.0 million.

     USinternetworking was incorporated in Delaware in January 1998. Our executive offices are located at One USi Plaza, Annapolis, Maryland 21401-7478; and our telephone number is (410) 897-4400.

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

                                  RISK FACTORS

     Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones that we face or that may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those described in the forward-looking statements. This could occur because of the risks described below and elsewhere in this prospectus.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

     We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network as well as expanding our infrastructure and work force to service our growing customer base required substantial capital and other expenditures. As a result, we reported a net loss of $81.9 million for the six month period ended June 30, 2000 and EBITDA of negative $41.3 million for the same period. For the year ended 1999, we reported a net loss of $103.3 million and EBITDA of negative $65.5 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.

WE WILL NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH,
  AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

     We will require additional funds to finance our operations for the next twelve months. We are currently actively pursuing additional equity, debt and capital lease financing, including the sale of some or all of the shares of common stock to which this prospectus relates. There can be, however, no assurance that such efforts will be successful. If we raise additional funds by selling our common stock or securities convertible into common stock, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY IN A RELATIVELY NEW MARKET.

     We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our iMAP offerings. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Additionally, our market, the Application Service Provider (or "ASP") market is relatively new and has not yet received universal acceptance by the enterprises we target. Therefore, it is difficult to evaluate our business and prospects.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     Our debt leverage is indicated in the chart below.

                                              AS OF JUNE 30, 2000
                                              -------------------
                                                  (DOLLARS IN
                                                  THOUSANDS)
Total long term liabilities.................       $203,120
Stockholders' equity........................       $152,825
Debt to equity ratio........................           1.33:1

     Our leverage could have important consequences to you. For example, it could:

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - limit our ability to borrow additional funds;

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

     Any additional borrowings would further increase the amount of our leverage and the associated risks.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

     Our ability to make payments on our indebtedness, and to fund planned capital expenditures, development and operating costs will depend on our ability to generate cash in the future through sales of our services. We cannot assure you that our available liquidity will be sufficient to service our indebtedness, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

IF WE FAIL TO MEET COVENANTS OR DEFAULT UNDER OUR EQUIPMENT LEASES OUR ABILITY
  TO SERVICE OUR CLIENTS COULD BE HARMED.

     We have financed a large percentage of our hardware purchases under various lease and sale-leaseback agreements. Some of these agreements contain financing covenants and cross-default provisions which, if triggered, could have a material adverse effect on our business and our ability to service our clients.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED
  BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

     Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop and is now evolving rapidly.

     The growth of Internet-based business software solutions could also be limited by:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the entire Internet; and

     - inconsistent performance of the Internet.

     We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS IS NOW
  BEGINNING, BUT THE FUTURE IS STILL UNCERTAIN.

     Future demand for and acceptance of outsourced business software applications, including our iMAP offerings is uncertain. While there has been a significant level of initial adoption of the ASP model, we believe that many of our potential customers are still not fully aware of the benefits of outsourced solutions. In addition, the rate of initial adoption may be slowed by performance or financial problems among Application Service Providers. It is possible that our iMAP offerings may never achieve broad market acceptance. If the market for our offerings does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER
  REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

     We have made substantial investments to pursue our strategy. These investments include:

     - building a global network of data centers;

     - allying with particular software providers;

     - expanding our work force;

     - investing to develop unique service offerings; and

     - developing and acquiring implementation resources around specific applications.

     These investments may not be successful. More cost-effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE
  MUCH GREATER RESOURCES.

     Our current and potential competitors include Applications Service Providers and companies focused on the application hosting business such as Applicast, Breakaway Solutions, Corio, Cyber.Solutions, Interliant, and Interpath; Web hosting companies such as Exodus, Digex, Navisite, and XO (Nextlink/Concentric); enterprise applications vendors, such as Oracle, PeopleSoft, and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio/NTT; telecommunications companies, such as AT&T and GTE; and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. While we believe that our network of proprietary EDCs together with our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - more quickly develop and expand their network infrastructures and service offerings;

     - better adapt to new or emerging technologies and changing customer needs;

     - take advantage of acquisitions and other opportunities more readily;

     - negotiate more favorable licensing agreements with software application vendors;

     - devote greater resources to the marketing and sale of their products; and

     - adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets. Consolidation could increase price competition and other competitive forces in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

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

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT
  EFFECTIVELY EXECUTE OUR STRATEGY.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

     - build and operate a highly reliable, complex global network;

     - negotiate effective partnerships and develop economically attractive service offerings;

     - attract and retain iMAP customers;

     - attract and retain highly skilled employees;

     - integrate acquired companies into our operations;

     - evolve our business to gain advantages in an increasingly competitive environment; and

     - expand our international operations.

     In addition, although most of our management team has worked together for approximately two years, there can be no assurance that we will be able to successfully execute all elements of our strategy.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO THE NATURE OF OUR ASP
  BUSINESS AND OTHER FACTORS AFFECTING OUR REVENUES AND COSTS, WHICH COULD CAUSE OUR STOCK PRICE TO FALL.

     Our financial results will also vary over time as our ASP business matures. For our iMAP clients, we recognize all fees, including upfront and monthly fees, over the balance of the contractual relationship. We expect that our financial results will continue to vary over time as our iMAP revenue increases as a proportion of total revenue. Changes in our revenue mix from professional services revenues to application management services revenues could be difficult to predict and could cause our quarterly results and stock price to fluctuate.

     Other important factors that could cause our quarterly results and stock price to fluctuate materially include:

     - the number of clients we obtain in order to scale our business;

     - the level of service we provide to our clients;

     - cost of capital associated with the services we provide to our clients;

     - the loss of or change in our relationship with important clients;

     - the timing and magnitude of expanding our operations and of other capital expenditures;

     - changes in our pricing policies or those of our competitors;

     - potential changes in the accounting standards associated with accounting or stock or warrant issuances and for revenue recognition; and

     - the loss of key members of, or other changes in, our management.

WE PLAN TO EXPAND VERY RAPIDLY, AND MANAGING OUR GROWTH MAY BE DIFFICULT.

     We have rapidly expanded our operations since USi was founded in January 1998. The number of our employees has grown from approximately 300 at December 31, 1998, to approximately 1,450 at September 30, 2000. We expect our business to continue to grow in terms of headcount, geographic scope, number of customers and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

     - enlarge our network and infrastructure;

     - maintain a high level of client service and support;

     - improve our management, financial and information systems and controls;
       and

     - expand, train, manage and integrate our employee base effectively.

     There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. Any inability to expand our network, services and employee base commensurate with the demand for our services could adversely affect our revenues.

NETWORK OUTAGES COULD NEGATIVELY AFFECT OUR REVENUES.

     We have built and currently maintain a very sophisticated data center network to provide availability to our clients' applications over the Internet and private connections. Complex networks are subject to the risk of outages. Over the course of our operating history we have experienced network outages lasting from minutes to hours. Each of our clients' contracts contain service level guarantees which initially provide for revenue credits, and eventually termination of the contract, if access to the client's application is compromised. The total amount of service fee credits provided to our clients during our operating history due to network outages has not been material.

     Factors both in and outside of our control could cause additional outages to our network which could cause a loss in revenue.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED
  PERSONNEL.

     We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. We particularly require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow, especially if our stock price declines or remains low.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
  REPLACE.

     Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with most of our vice presidents and other key employees, including Andrew A. Stern, Stephen E. McManus, Jeffery L. McKnight, Harold C. Teubner, Jr., Mark J. McEneaney and Gary J. Rogers.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD-PARTIES DO NOT PROVIDE
  US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

     We depend on other companies to supply key components of our telecommunications infrastructure and systems and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and
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

     quality we demand. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH
  SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

     Our iMAP offerings are central to our business strategy. We obtain software licenses, marketing and maintenance under agreements with BroadVision, Ariba, Siebel, PeopleSoft, Lawson, Microsoft and Oracle, and package them as part of our iMAP solutions. The license agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. We cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services, delay or reduce their introduction unless we could find, license and package equivalent technology or require our clients to purchase software licenses directly from vendors.

     All but one of our agreements with software vendors are non-exclusive. Our agreement with SiebelNet, Inc., a wholly-owned subsidiary of Siebel Systems, Inc., gives us exclusivity as the Application Service Provider of Siebel enterprise relationship management applications for direct customers of SiebelNet headquartered in North America. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

WE WILL NEED TO PERFORM SOFTWARE UPGRADES FOR OUR CUSTOMERS, AND ANY INABILITY
  TO SUCCESSFULLY PERFORM THESE UPGRADES COULD CAUSE INTERRUPTIONS OR ERRORS IN OUR CUSTOMERS' SOFTWARE APPLICATIONS, WHICH COULD INCREASE OUR COSTS AND DELAY MARKET ACCEPTANCE OF OUR SERVICES.

     Our software vendors from time to time will upgrade their software applications, and at such time we will be required to implement these software upgrades for our customers. For example, PeopleSoft, from whom we license a substantial amount of software applications, has scheduled a new release of its software in the fourth quarter of 2000. Implementing software upgrades can be a complicated and costly process, particularly implementation of an upgrade simultaneously across multiple customers, and we have not performed a software upgrade to date. Accordingly, we cannot assure you that we will be able to perform these upgrades successfully or at a reasonable cost. We may also experience difficulty implementing software upgrades to a large number of customers, particularly if different software vendors release upgrades simultaneously. If we are unable to perform software upgrades successfully and to a large customer base, our customers could be subject to increased risk of interruptions or errors in their business-critical software, our reputation and business would likely suffer and the market would likely delay the acceptance of our services. It will also be difficult for us to predict the timing of these upgrades, the cost to us of these upgrades and the additional resources that we may need to implement these upgrades. Additionally, if we evolve our business model to charge customers for the cost of software upgrades, we may lose prospective customers who choose not to pay for these upgrades. Therefore, any such upgrades could strain our development and engineering resources, require significant unexpected expenses and cause us to miss our financial forecasts or those of securities analysts. Any of these problems could impair our customer relations and our reputation and subject us to litigation.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

     The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success
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

     depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND
  SERVICES.

     We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE LOSS OF A KEY CUSTOMER COULD DECREASE OUR REVENUES.

     For the six months ended June 30, 2000, sales to SiebelNet accounted for approximately 12% of our revenues. We expect sales to SiebelNet to continue to constitute a significant portion of our revenues in the near term. During that period, if our sales to SiebelNet decrease, our business may suffer.

IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE, WE WILL BE UNABLE TO EXPAND
  OR ENHANCE OUR IMAP SERVICE OFFERINGS.

     Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our iMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our iMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR
  MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED OPERATIONS.

     In August 2000, we acquired the assets of EnableVision, LLC. We cannot be sure that our integration of EnableVision will result in the EnableVision business performing as we expect. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent under performance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

     From time to time, we may undertake additional acquisitions. If we do, our risks may increase because:

     - we may pay more for the acquired company than the value we realize from the acquisition;

     - we may not fully understand the business we acquire;

     - we may be entering markets in which we have little or no direct prior experience;

     - our ongoing business may be disrupted and resources and management time diverted; and

     - our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

     In addition, once we have made an acquisition we will face additional risks:

     - it may be difficult to assimilate acquired operations and personnel;

     - we may not be able to retain the management and other key personnel of the acquired business;

     - we may not be able to maintain uniform standards, controls, procedures and policies; and

     - changing management may impair relationships with an acquired business's employees or customers.

WE MAY MAKE INVESTMENTS IN ENTITIES THAT WE DO NOT CONTROL.

     In August of 2000, we invested $5.0 million in C3i, Inc., a customer relationship management service company in New York City. In the future, we may make additional investments in joint ventures or other entities over which we do not exercise control. We may make these investments in connection with entering into strategic partnerships with software vendors, systems integrators or Internet Service Providers or as strategic investments. Our inability to control the entity in which we may invest may have consequences on our ability to receive distributions from such entity or to implement our business plan. Debt agreements, if entered into by a non-controled entity, may restrict or prohibit such entity from paying distributions to us. Applicable state or local law may also limit the amount that a non-controled entity is permitted to pay a distribution on its equity interest, and we may not be able to influence the payment of dividends. If any of the other investors in a non-control entity fail to observe their commitments, that entity may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to the plan. In addition, our ability to implement a business plan for a non-controled entity may be limited or non-existent.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO
  FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

     We have established redundant EDC capabilities in Europe and Japan. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

     - unexpected changes in regulatory requirements;

     - export restrictions;

     - tariffs and other trade barriers;

     - challenges in staffing and managing foreign operations;

     - differing technology standards;

     - employment laws and practices in foreign countries;

     - political instability;

     - fluctuations in currency exchange rates;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences.

     Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO
  DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE
  INTERNET.

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. In recent sessions, the United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material and other similar

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

proposals are continuously being considered. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR
  EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS.

     As of June 2000, our executive officers, directors, existing 5% or greater stockholders and their affiliates, in the aggregate, own shares representing approximately 53.6% of our outstanding voting capital stock. As a result, these persons, acting together, are able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.

THE TRADING PRICE OF OUR COMMON STOCK COULD BE SUBJECT TO SIGNIFICANT
  FLUCTUATIONS.

     The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for Internet related and other technology stocks in general have had and could continue to have a significant impact on the trading price of our common stock. In particular, the trading price of the common stock of many Internet related and other technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our common stock could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER
  OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

     As of September 30, 2000, we had 97,713,465 shares of common stock issued and outstanding, excluding 1,174,004 shares issuable upon the exercise of warrants and 31,565,991 shares issuable upon the exercise of options granted under our 1998 Stock Option Plan and 7,545,272 shares issuable upon conversion of 7% Convertible Subordinated Promissory Notes. We cannot predict the effect, if any, that future sales of the notes or shares of common stock, including common stock issuable upon conversion of the notes, or the availability of the notes or shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD
  COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software and hardware products in our target markets increases and the functionality of these products further overlap, software and hardware industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                          CONTAINED IN THIS PROSPECTUS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of those or other variations, or comparable expressions, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Business" and other sections of this prospectus and the documents incorporated by reference into this prospectus.

     The forward-looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.

     Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, you should not place undue reliance on forward-looking statements.

     We undertake no obligation to update forward-looking statements or risk factors other than as required by applicable law, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results.

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

                                USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, for general corporate purposes, including working capital to fund anticipated operating losses, expenses and capital expenditures. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds, if any, to be received upon consummation of this offering. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds, if any, from this offering in short-term, interest-bearing, investment grade securities.

                                    BUSINESS

ABOUT USi

     USi's service offerings combine leading packaged software applications with computing hardware, network connectivity, security, integration into other applications, and the ongoing operational support to meet the needs of Global 1000 and middle market companies for business functions such as e-commerce, human resource and financial management, customer relationship management, procurement, and messaging and collaboration. We deploy these applications in our data centers and enable our clients to access and utilize the applications over the Internet or a private network connection. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage the related computer systems, networks and software. In addition to the iMAP solution, we also provide applications management and technical support services in our data centers for those clients who have already developed a solution. Our clients benefit from an accelerated time to market for the use of these applications, predictable monthly costs, a scalable infrastructure and a lower total cost of ownership.

MARKET TRENDS

     We believe that there are four key market trends that drive our business opportunity:

     - the continued growth and acceptance of the Application Service Provider model;

     - the rapid growth of e-commerce and Internet-based communications;

     - the competitive needs of automating key business processes and bringing them to market quickly; and

     - the availability of Internet-enabled packaged software applications.

Continued growth and acceptance of the Application Service Provider model.

     The Application Service Provider model is being increasingly validated by the continued emergence of new entrants into this market. The "pure play" applications hosting companies today include companies such as Applicast, Breakaway Solutions, Corio, Cyber.Solutions, Interliant, and Interpath. The leading enterprise application companies such as Oracle, PeopleSoft, and SAP are providing application hosting solutions. The Web hosting companies such as Exodus, Digex, Navisite, XO (Nextlink/Concentric), and Verio/NTT, either by themselves or in partnership with other companies are participants in the Application Service Provider market.

Rapid growth of e-commerce and Internet-based communications.

     An increasing number of companies use the Internet to enable fast and efficient communications between various constituents of their enterprises. The following examples illustrate this trend.

     - E-commerce is a critical element of many businesses' strategy. Companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. International Data Corporation estimates that commerce on the Internet will be more than $2.5 trillion by 2004, reflecting a tenfold increase over the next four years.

     - Enterprises are relying on the Internet to communicate with employees who are increasingly dispersed due to globalization and the development of alternative workplaces. According to Forrester Research, Inc. there are 25 million telecommuters or home-based workers in the United States.

     - To interact with customers, suppliers and remote employees efficiently, an increasing number of businesses are implementing mission-critical applications over Internet protocol based networks.

     As more companies implement mission-critical business applications on the Internet, the demand for the outsourced provision of key Internet infrastructure and services, or Web hosting, has significantly increased. The outsourcing of applications and Web sites is occurring because businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical business
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

functionality on the Internet. Web site hosting providers address these concerns by building substantial redundancy and capacious network bandwidth into their facilities. Moreover, they provide a physically secure data center environment, which helps to address businesses' security concerns as they begin to move proprietary business information over the Internet.

Competitive needs of automating key business processes and bringing them to market quickly.

     Enterprises increasingly face competitive demands to automate business processes, but they have frequently not been able to either allocate the necessary resources or afford the functionality available to their competitors. We believe that these enterprises have a significant need for packaged application software to improve core business processes, reduce costs and enhance their global competitive position.

     We believe that many of the leading enterprise resource planning software packages remain too complex and too costly to be effective solutions for middle market companies. While many enterprise resource planning providers have begun offering applications that are designed to be easily implemented, implementation of these applications generally still requires specialized skill sets and frequently takes three to twelve months. In addition, once implemented, these applications require extensive infrastructure and specialized personnel to support and maintain them. Faced with these costs and time frames, many companies choose to forgo the capabilities of leading enterprise resource planning applications in favor of less functional applications. We believe that a lower cost, more easily implemented approach would allow these middle market businesses to capitalize on the functionality of leading enterprise resource planning packages and better position these businesses against larger competitors.

Availability of Internet-enabled packaged software applications.

     Until recently, companies wanting to implement Internet applications had to develop their own software applications or customize existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. Over the past two years, however, major packaged application providers, such as Siebel, PeopleSoft, Lawson, Oracle, J.D. Edwards and others, have released versions of their software that can be accessed and used over the Internet. Internet-enabled software is becoming an increasingly common offering of providers of applications for distributed users such as e-commerce, enterprise resource planning applications, and customer relationship management, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

     We believe that the availability of Internet-enabled packaged software makes it possible to implement these applications on the Internet in predictable time frames, with predictable costs, and without writing custom code.

THE USI SOLUTION

     We believe that we are well positioned to take advantage of these trends. We have established our iMAP services as a leading single-source solution for the Internet-enabled application software needs of the Global 1000 and middle market enterprises. We take responsibility for the deployment and maintenance of our iMAP best-of-breed packaged software application offerings. This allows our clients to focus on their core competencies without mediating a solution among disparate vendors. Our iMAP solutions enable clients to buy these mission-critical functions as a service from a single vendor, rather than as a collection of technologies from multiple vendors.

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

     We have teamed with major packaged application software providers to implement our iMAP solutions. We have built a network of Enterprise Data Centers
(EDCs) through which our clients' business software applications are deployed. The network offers fast, reliable and secure access to the client application web sites that we manage, which serve as the "Internet gateways" for enterprises and their employees, customers and partners to access and use business application software and data. The servers are generally procured and maintained by us and dedicated to specific clients. We provide packaged application software and support along with our services on the basis of multi-year contracts paid on a monthly basis. We believe that the combination of our Internet communications capability along with Internet-enabled software applications makes our iMAP offerings one of the only end-to-end integrated Internet communications and computing solutions available in the marketplace.

Operate a specialized global network

     We have constructed a highly reliable, fully redundant, global network specifically designed to support our iMAP solutions. Our network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to our clients. We have primary EDCs in Annapolis and Silicon Valley with redundant EDC capabilities in Amsterdam and Tokyo. These EDCs are monitored and managed from our Global Enterprise Management Center (GEMC) in Annapolis and a remote back-up GEMC in Silicon Valley. The network is designed around dual primary backbones connecting our EDCs and GEMCs. Our dedicated network is linked to the Internet in North America via eight major backbone providers, allowing our clients to bypass congested public exchange points. In addition, our network is linked with two backbone providers in each of Europe and Asia, enabling us to provide global connectivity to our clients. Large storage arrays in Annapolis and Silicon Valley can provide real-time back-up of North American client sites, enabling us to provide a high level of data integrity. We use our network operations platform, USiView, to proactively manage and monitor our network systems, telecommunications hardware, network connectivity, operating systems and applications software. This specialized network enables us to provide very high levels of reliability, security and responsiveness to client constituents, whether they access our applications through the Internet or from behind a client LAN.

Deliver integrated service offerings around business processes

     We have expert product teams that specialize in designing iMAP solutions to support specific business processes such as e-commerce, customer relationship management, human resource and financial management, procurement, and messaging and collaboration. Our consulting and implementation teams have specific expertise in implementing our iMAP solutions for these specific business processes. We also have a team that focuses on enterprise application integration capabilities, which provide integration services between our iMAP applications, for example, we have created tools and techniques to enable Siebel and PeopleSoft to share the same customer information. These teams can implement applications and generate value for customers very quickly. For example, we designed our typical implementation of Siebel technology to be completed in 45 days. We believe that this provides a competitive advantage over a more conventional implementation, which requires six months to more than a year for completion. Our consulting and implementation teams not only implements our services, but also supports these services through the entire development life cycle.

Leverage strategic relationships with leading software application providers

     We have established relationships in key application areas with vendors, including BroadVision and Microsoft in e-commerce; Ariba in business-to-business e-commerce; Siebel in customer relationship management; PeopleSoft and Lawson in human resources and financials; and Microsoft in messaging and collaboration. We are the exclusive Application Service Provider of Siebel enterprise relationship management applications for customers of SiebelNet, Inc., which is headquartered in North America, and are one of 13 PeopleSoft Application Service Providers. The agreements with software providers generally enable us to deploy the applications as a service, without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide us with a software portfolio that can meet a broad range of our clients' enterprise resource planning, e-commerce and communication needs. In addition, the agreements provide us with an accelerated path to developing our expert product teams around the software applications and business processes these applications support.

Implement services-based business model

     We sell our iMAP solutions as a service, not as a technology. Accordingly, our clients sign long-term contracts with fixed monthly payments made as the service is delivered. We believe that selling our iMAP solutions as a service reduces our clients' initial capital expenditures and makes it easier for non-technical executives to purchase our products.

THE USI STRATEGY

     The focus of our strategy is to deliver timely, reliable and secure iMAP services to our clients. We believe that by doing so we will continue to rapidly build our client base and secure long-term relationships. We intend to continue investing resources to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

     - Develop new business. We will exploit our name recognition and relationships with our hardware, software and integration partners to continue to develop new business by soliciting potential clients through joint marketing campaigns advertising in industry specific periodicals and newspapers, sponsoring seminars and trade shows in selected markets, and conducting targeted mass mailings of marketing material.

     - Cross-sell products to increase penetration of accounts. We are able to provide a range of packaged software applications and complex web hosting services to our clients. We actively seek to increase our sales to our large and growing client base by cross-selling our products and services. Our aim is to increase our implementation and provision of our clients' mission-critical business processes.

     - Expand our portfolio of iMAP solutions. We have entered into strategic partnerships with numerous application software vendors. These vendors are offering or developing additional applications in specific vertical market segments which we expect to deploy in order to expand our portfolio of iMAP solutions.

     - Enhance the capacity and functionality of our global network. We will use our experience in delivering our iMAP services to continue to deploy enhanced value features into our network. In addition, as we begin to address clients located in Europe and Asia, we will expand our capacity in those regions.

IMAP OFFERINGS

     Our current iMAP offerings provide integrated solutions to meet the needs of the Global 1000 and middle market clients implementing distributed business functions, whether based on applications we provide or where we are hosting existing applications provided by the client. These solutions integrate four basic components.

     - Leading packaged application and database software. Our application packages address major business process areas including e-commerce, customer relationship management, human resource and financial management, procurement, and messaging and collaboration. We have chosen to focus on mission-critical business processes that serve distributed users. These processes can gain maximum value from Internet implementations, our management of database platforms and from our infrastructure.

     - USi-managed client application Web sites available via our global network. USi-managed client application Web sites are housed on dedicated USi-managed servers and available via a reliable, high-

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       performance and secure global Internet network. Our network architecture is designed to ensure responsiveness and maintain the security of the web sites we manage.

     - Consulting and systems integration services. iMAP consulting and systems integration services define, develop and offer a service that provides access to a combination of our network services, application software and related hardware necessary to provide our service and meet a specific client's needs. Within the iMAP solutions, we do not develop software nor do we implement substantial customization of existing packages. Rather, modular packages applications are configured to meet a client's requirements.

     - Integrated client service. Once implemented, iMAP solutions are efficiently managed in our network of EDCs. We provide client support twenty-four hours a day, seven days a week, from specially trained teams with specific functional and technical knowledge of each client implementation.

     In addition to the specific application areas that we support, we allow clients to host their own software applications in our highly reliable and secure data center environment. We offer these clients all of the above elements with the exception of the provision of application software. Our complex Web hosting clients realize all the reliability, security and responsiveness benefits of our network; however, we take limited responsibility for the Web hosting client's business application itself.

     Most of our iMAP contracts, including our contracts for complex Web hosting, provide for a modest initial payment and are generally not less than three years in length. However, client contracts signed under our agreement with Siebel may have a term as short as six months and some complex Web hosting contracts have shorter terms. Our contracts provide for prospective payment reductions in the event that agreed service levels, as measured and quantified by system performance benchmarks, are not met.

USI'S GLOBAL NETWORK

     We designed our global network specifically to provide superior performance for iMAP offerings. By maintaining architectural and operational control over our network up to the point at which the client's traffic leaves its ISP backbone or corporate LAN, our network is designed to:

     - provide uptime of 99.9% or better to the entire network, which includes the dedicated customer server;

     - provide fast and predictable response time and access to customer content globally; and

     - provide reliable and customized network security.

Network uptime

     Our global network is designed to ensure a minimum of 99.9% uptime by following four specific principles:

     - avoiding incompatibility through standardization;

     - utilizing redundant components;

     - offering the ability to mirror client servers in separate EDCs; and

     - implementing USiView, our global end-to-end network management system.

     Our network is designed around Cisco networking hardware, which minimizes multi-vendor integration and reduces the risks of hardware incompatibility and implementation delay. Cisco has designated our network as a Cisco Powered Network, indicating that Cisco has reviewed and approved the network design. Our network architecture relies on redundancy of network hardware, facilities infrastructure such as power supplies and telecommunications circuits, which maximizes the network availability. In addition, we have redundant EDCs, GEMCs and wide area networks connecting our EDCs. The wide-area network connection can be used to dynamically mirror or provide a duplicate site for each client at an alternative EDC location. This mirroring feature protects the site from downtime resulting from catastrophic failure at a specific

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geographic location. For clients requiring real time disaster recovery, we use storage arrays that enable real time data mirroring and can be designed to maintain the integrity of data to within minutes.

     The GEMC staff manages and monitors the network systems environment, telecommunications hardware and data content servers in all of our EDCs, both domestic and international, using USiView, our global network operations technology, an end-to-end network management platform. USiView consists of an integrated suite of scalable software tools that allow the GEMC staff to proactively monitor systems-level events, processes and thresholds. USiView is the foundation of our systems and operations management strategy, providing us with:

     - a unified configuration and change management method;

     - an event correlation facility that collects, processes and responds to management event information from a variety of sources; and

     - a central repository for inventory and asset management information.

Fast response time

     In order to facilitate fast response times, we have designed our PriorityPeering network to avoid congestion areas on the Internet and have specifically designed our primary GEMC to support our integrated network. We seek to avoid the known Internet congestion points at the Metro Area Exchanges
(MAEs) and at the network access points (NAPs). In order to bypass the MAEs and NAPs, our network in North America connects directly with eight major Internet Service Providers' backbones, which carry about 85% of all the traffic on the Internet today. Client data is routed directly over an ISP's network to our network, bypassing congested public exchange points.

Network security

     Each EDC features multiple levels of security to isolate private information from public information. Private network infrastructure is physically isolated with cabling, switches and routers separately maintained from the hardware for the public network infrastructure. In addition, access to the EDCs and GEMCs is restricted to authorized personnel by hand scan readers, which also monitor and record entrances and departures. The public network and the private network have minimal electronic or logical interconnection. The network also includes firewall products that enforce data security and policy-based routing for clients who prefer secure access to server resources. We believe that these measures ensure complete separation and security between its public and private networks.

STRATEGIC SOFTWARE VENDOR RELATIONSHIPS

     In developing our iMAP solutions, we have formed relationships with some of the market-leading software providers whose applications support critical business processes. These application providers include BroadVision, Ariba, Siebel, Lawson, PeopleSoft, and Microsoft. We believe that we have proven to be an attractive partner for these software companies because of our strategy to deliver integrated solutions to the Global 1000 and middle market enterprises in a cost-effective service model. Each of our software agreements is unique, but most allow us to deploy packaged application software as a service without the need to establish a separate licensing arrangement for each client. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software. We plan to enter into additional agreements with other software vendors over time.

     Each of our key application software relationships is described below.

     BroadVision. We have agreed with BroadVision to offer BroadVision's e-commerce application as an iMAP solution. BroadVision's e-commerce application has been adopted by enterprises across a broad range of industries. The agreement with BroadVision allows us to offer a robust set of e-commerce solutions for business-to-business and business-to-consumer commerce. BroadVision has named us as its first certified e-commerce Application Service Provider worldwide.

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

     Our agreement with BroadVision allows for attractive discounts on licenses. Our arrangement with BroadVision also provides for flexible use of licenses worldwide, sharing of development methodology, technical support, joint sales activity and co-marketing. We maintain iMAP solutions engineers, trained and certified on BroadVision applications, in nine major metropolitan areas.

     Ariba. Ariba is a leading provider of intranet- and Internet-based business-to-business electronic commerce solutions. The company's products efficiently connect requestors to approvers and buyers to suppliers to deliver an automated solution for improving the acquisition and management of the goods and services required to operate a company.

     Our comprehensive partnership with Ariba includes product development, application implementation and management services, as well as cooperative sales and marketing. Under terms of the agreement, USi is a preferred ASP for the Ariba B2B commerce platform.

     Siebel. Siebel is the recognized leader in providing enterprise relationship management eBusiness applications. Siebel eBusiness Applications enable organizations to create a single source of customer information that makes it easier to sell to, market to, and service customers across multiple channels, including the Web, call centers, field resellers, retail and dealer networks. We have entered into an agreement with SiebelNet, Inc., a wholly owned subsidiary of Siebel Systems, Inc., pursuant to which we serve as the exclusive application service provider of Siebel enterprise relationship management applications for customers of SiebelNet that are headquartered in North America. Under this agreement, SiebelNet pays us a monthly fee for services including ready-to-service hardware, network connectivity and client support.

     Our agreement with Siebel establishes a joint program in which the Siebel sales force will offer outsourcing as a product option. While Siebel, in most instances, retains control of the application licensing, we implement the application in our EDCs, provide on-going management and support, and provide our consulting and implementation services. Enterprise relationship management opportunities identified by our sales force are handled in the same manner. In return for the exclusivity of this relationship, we have agreed not to offer any competing enterprise relationship management applications as part of our iMAP solutions. The agreement mandates joint marketing programs, joint oversight of, and agreement on, the program to sell enterprise relationship management application outsourcing services, and commissioning of both Siebel's and our sales representatives participating in each sale.

     We have extended our strategic partnership with Siebel Systems, Inc., to offer Siebel eBusiness 2000, Mid-Market Edition, a powerful suite of e-business applications that automate the sales marketing and service functions of small to mid-sized businesses. USi's Siebel eBusiness 2000 Mid-Market offering is focused on providing mid-tier companies with Siebel business applications functionality over secure Internet and dedicated network connections, hosted and managed out of USi's EDCs. Additionally, USi provides as a free download from its web site Siebel Sales, a single user sales marketing solution.

     Lawson. Lawson is an established leader in the enterprise resource planning software industry and one of the pioneers of fully Internet-enabling its software products. Lawson is also a recognized leader in selling its enterprise applications on a worldwide basis. Lawson's product functionality includes human resources, financial management, supply chain, collaborative commerce, enterprise budgeting and procurement. Lawson has selected USi as a global Application Service Provider.

     Our agreement with Lawson provides that qualified new ASP leads identified by Lawson will be referred to USi for hosting and application management. ASP leads identified by USi or Lawson will be jointly marketed and quoted. USi has committed to provide marketing support and resources for our Lawson offering. The term of the Lawson agreement is one year, and will renew annually for up to five years unless either party provides notice of termination prior to the end of any given year. In October 1999, we purchased the assets of Conklin and Conklin, Inc. and in August 2000, we purchased EnableVision, LLC, both of which are comprehensive providers of Lawson financial and human resources system implementation services and certified resellers of Lawson software licenses.

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

     PeopleSoft. We have agreed with PeopleSoft to offer PeopleSoft human resource and core financial applications as iMAP solutions. PeopleSoft is an established leader in the enterprise resource planning software industry and the recognized leader in human resource management solutions. We are one of 13 PeopleSoft Application Service Providers.

     Our agreement with PeopleSoft provides that opportunities identified by our sales force be jointly marketed and quoted. Opportunities identified by the PeopleSoft sales force may be jointly marketed and quoted with us. Customers who elect outsourcing through us will purchase our iMAP solutions. The agreement also provides for the sharing of rapid deployment methodologies, complete software support, the ability to joint market products and services, shared visibility at industry events, sharing of sales leads and joint training efforts.

     Microsoft. We have agreed with Microsoft to offer Microsoft's Exchange and Site Server products as iMAP solutions. Microsoft Exchange is the recognized leader in messaging and collaboration management solutions. Microsoft Site Server is a leading e-commerce platform.

     Our multi-year Exchange agreement with Microsoft grants us the right to distribute the Exchange software as part of our iMAP solution on a pay-per-user licensing fee basis. Under our other licensing agreement with Microsoft we implement, host and manage e-commerce solutions based on Microsoft Site Server.

SALES AND MARKETING

     We offer our products and services through a direct sales organization based in the U.S. Each sales representative is responsible for a limited number of client relationships. We believe this approach enables our sales representatives to understand each client's specific business needs thoroughly and to provide top quality ongoing support. We currently have 49 field sales representatives located throughout the U.S. We also have a dedicated team of sales engineers and regional business development resources to assist the field sales team. We intend to expand our sales engineering and business development resources into all major U.S. markets.

     Our sales teams target enterprises based in the U.S. Our sales strategy emphasizes that iMAP solutions enable clients to avoid extensive initial capital outlays, maintain focus on their core businesses, reduce technical and integration risks and shorten implementation time for software applications.

     We have developed programs to attract and retain high quality, motivated sales representatives that have the technical skills and consultative selling experience necessary to sell our iMAP solutions. In addition, our acquisitions have augmented our sales and technical team and have created opportunities for more rapid market penetration in their geographic region and access to established business relationships for cross-selling.

     We have established a marketing communications organization that is responsible for the branding and marketing of all our iMAP solutions. The marketing organization is responsible for all new service launches to ensure both internal execution and marketplace acceptance. The marketing organization has developed cooperative marketing and trade show participation programs in conjunction with our strategic software and hardware partners. Our marketing organization also has business development resources which are dedicated to increasing our sales efforts with our strategic partners.

CLIENT CARE

     A central element of the iMAP solution is a high level of responsive personalized service, referred to as client care. Through our client care process, a specific Engagement Owner is assigned to each client and support teams are designated to back up the Engagement Owner. This structure is designed to ensure service is available twenty-four hours a day, seven days a week. Assigned support teams comprise senior client support specialists, network engineers, and packaged application engineers. The teams have further support from a group of product-specific application engineers who are trained in the specific software applications that we offer.

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CLIENTS

     We target primarily North American-based enterprises and divisions of larger multinational organizations. We believe that these organizations will gain the most competitive advantage from iMAP solutions and that they provide the greatest opportunity for the outsourcing of information technology operations. Currently, business software application vendors are providing software predominantly to larger organizations. Historically, attempts to market to middle market enterprises have generally been unsuccessful due to the high up-front costs to obtain the required software, the long lead time to integrate the software into the specific business process and the competition for and shortage of IT resources in middle market companies.

     We currently have clients for both our iMAP offerings and traditional information technology services. Revenues from iMAP services comprise 81% of total revenue for the six months ended June 30, 2000. As of June 30, 2000 we had 187 signed contracts with 146 clients for our iMAP services, representing over $320.0 million in expected contract revenue (assuming payments over the full contract terms) and approximately $87.1 million of 12 month backlog, which we define as revenue under contract expected to be recognized in the next 12 months. As of September 30, 2000, selected clients of ours include:

American Cancer Society
AT&T
Baltimore Sun Company
Blue Cross Blue Shield
College Board
CornerStone Brands
e-Courier
EMC Corp
Franklin Covey
GE Investment Distributors
GoldPoints.Com
Hershey Foods
HP Shopping Village
  (hpshopping.com)
Kinko's.com
Knoll Pharmaceutical
Leapsource
Legg Mason Wood Walker
Liberty Financial Companies
LHS Communications
Oxygen Media
Providian Bancorp Services
PSDI
Rohm and Haas Company
Sunburst Hospitality
The Motley Fool
The Street.com
Triangle Pharmaceutical
U S WEST
WoodMackenzie
XL Capital

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COMPETITION

     The market for Internet-related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet market have attracted many start-ups as well as extensions of existing businesses from different industries. In the market for Internet-enabled application software and network solutions, we compete on the basis of performance, price, software functionality and overall network design. While our competition comes from many industry segments, we believe that no single segment provides the integrated, single-source solution that we provide.

     Our current and potential competitors include Applications Service Providers and companies focused on the application hosting business such as Applicast, Breakaway Solutions, Corio, Cyber.Solutions, Interliant, and Interpath; Web hosting companies such as Exodus, Digex, Navisite, and XO (Nextlink/Concentric); enterprise applications vendors, such as Oracle, PeopleSoft, and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio/NTT; telecommunications companies, such as AT&T and GTE; and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. While we believe that our network of proprietary EDCs together with our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

     We compete with national, regional and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer. These competitors generally have greater name recognition or more extensive experience than we do. Andersen Consulting, EDS and PricewaterhouseCoopers, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our iMAP offerings. We expect that regional systems integrators are likely to compete with us based on local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with ISPs to offer complex Web site management combined with professional implementation services.

     We compete with hardware and software companies in providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships to enhance their service offerings. IBM currently provides applications outsourcing for its Lotus Notes products and other non-IBM software applications. J.D. Edwards & Company, a developer of enterprise resource planning software, is offering its software in an outsourced model. Oracle is offering Oracle Business Online, a hosted enterprise resource planning application software solution. SAP has formed an outsourcing organization which is developing key partnerships with leading consulting firms to offer SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

     All of the major long distance companies, including AT&T, MCI WorldCom, Qwest Communications and Sprint, offer Internet access services. Qwest has partnered with KPMG to deliver hosted enterprise resource planning solutions over the Internet, and Qwest has acquired our customer and stockholder, U S WEST. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, we believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, ISPs. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering of branded software applications are important features distinguishing us from the telecommunications companies.

     It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.
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                              PLAN OF DISTRIBUTION

     We may offer the common stock:

     - directly to purchasers;

     - to or through underwriters;

     - through dealers, agents or institutional investors; or

     - through a combination of such methods.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

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

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and the consolidated financial statements of I.I.T. Holdings, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of common stock offered in this prospectus will be passed upon for USi by Latham & Watkins, Washington, D.C. Partners of Latham & Watkins own in total shares of our common stock representing less than 1% of the total number of shares of common stock outstanding.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information contained in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supercedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 29, 2000, including all material incorporated by reference therein;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed on August 14, 2000, including all material incorporated by reference therein;

     - Our Current Reports on Form 8-K, dated February 18, 2000, March 6, 2000, April 24, 2000 and July 26, 2000; and

     - The description of our common stock contained in our registration statement on Form 8-A filed on April 8, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file or incorporate by reference into this prospectus at the Commission's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at: http://www.sec.gov. Our common stock trades on The Nasdaq National Market.

     You may request a copy of any of this information, at no cost, by writing or telephoning us at the following address or phone number:

                            USinternetworking, Inc.
                                 One USi Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

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                            USinternetworking, INC.

                                   [USI LOGO]